Exhibit 10.19

LOAN AGREEMENT

This Loan Agreement dated as of May __, 2019, is (the “Agreement”) between ORIGIN BANK, a Louisiana State Bank (the “Lender”) and STRYVE FOODS, LLC, a Texas limited liability company (the “Borrower”).

1.	DEFINITIONS

In addition to the terms which are defined elsewhere in this Agreement, the following terms have the meanings indicated for the purposes of this Agreement.

1.1	“Advance Rate” means eighty (80%) percent of Eligible Accounts Receivables, and 50% of Inventory.

1.2	“Borrowing Base” means an amount equal to the sum of 80% of the outstanding Eligible Accounts Receivables plus the sum of 50% of Inventory. Inventory Advance shall be capped at 100% of the A/R advance.

1.3	“Eligible Accounts Receivables” mean at any time, all of Borrower’s Accounts which contain selling terms and conditions acceptable to Lender. The net amount of any Eligible Account against which Borrower may borrow shall exclude all returns, discounts, credits, and offsets of any nature. Unless otherwise agreed to by Lender in writing, Eligible Accounts Receivables do not include:

(a)	Accounts aged in excess of 90 days from invoice date,

(b)	Accounts to an individual,

(c)	Accounts balances with concentration in excess of 35%,

(d)	Accounts with an account debt when more than 25% of the total account balance is aged more than 90 days from invoice date,

(e)	Accounts in which the Account Debtor is an Affiliate of Borrower,

(f)	Contra accounts, and

(g)	Net Credit Balances in the over 90-day past due category.

1.4	“Indebtedness” means all debts, obligations or liabilities now or hereafter existing, absolute or contingent of the Debtor or any one or more of them to the Lender, whether voluntary or involuntary, whether due or not due, or whether incurred directly or indirectly or acquired by the Lender by assignment or otherwise.

1.5	“Note” means each promissory note and agreement executed by Borrower evidencing a promise to pay any sum or another obligation to Lender, including specifically (but without limitation) the promissory note in the principal amount of $3,500,000.00 dated May __, 2019, together with all renewals of, extensions, modifications, refinancings, consolidations, and substitutions of or each note or agreement.

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1.6	“Obligor” shall mean any guarantor, any party pledging collateral to the Lender, or, if the Borrower is comprised of the trustees of a trust, any trustor.

2.	LOAN AMOUNT AND TERMS

2.1	Loan Amount. The amount of the Indebtedness shall be THREE MILLION FIVE HUNDRED THOUSAND ($3,500,000.00).

2.2	Repayment Terms. The repayment terms shall be as set forth in the Note.

2.3	Interest Rate. The interest rate shall be as set forth in the Note.

3.	COLLATERAL

The collateral is further defined in security agreement(s) executed by the owners of the collateral.

4.	LOAN ADMINISTRATION AND FEES

4.1	Fees. The Borrower will pay to the Lender the fees set forth on Schedule A or as set forth in the Note.

4.2	Collection of Payments.

(a)	Payments will be made by debit to a deposit account, if direct debit is provided for in this Agreement or is otherwise authorized by the Borrower. For payments not made by direct debit, payments will be made by mail to the address shown on the Borrower’s statement, or by such other method as may be permitted by the Lender.

(b)	Each disbursement by the Lender and each payment by the Borrower will be evidenced by records kept by the Lender which will, absent manifest error, be conclusively presumed to be correct and accurate and constitute an account stated between the Borrower and the Lender.

(c)	All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff.

4.3	Borrower’s Instructions. Subject to the terms, conditions and procedures stated elsewhere in this Agreement, the Lender may honor instructions for advances or repayments and any other instructions under this Agreement given by the Borrower (if an individual), or by any one of the individuals the Lender reasonably believes is authorized to sign loan agreements on behalf of the Borrower, or any other individual(s) designated by any one of such authorized signers (each an “Authorized Individual”). The Lender may honor any such instructions made by any one of the Authorized Individuals, whether such instructions are given in writing or by telephone, telefax or Internet and intranet websites designated by the Lender with respect to separate products or services offered by the Lender.

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4.4	Direct Debit. The Borrower agrees that on the due date of any amount due under this Agreement, the Lender will debit the amount due from deposit account number____________ owned by the Borrower, or such other of the Borrower’s accounts with the Lender as designated in writing by the Borrower (the “Designated Account”). Should there be insufficient funds in the Designated Account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by the Borrower.

4.5	Banking Days. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in the state where the Lender’s lending office is located. All payments and disbursements which would be due or which are received on a day which is not a banking day will be due or applied, as applicable, on the next banking day.

4.6	Interest Calculation. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used. Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid. To the extent that any calculation of interest or any fee required to be paid under this Agreement shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

4.7	Default Rate. Upon the occurrence of any default or after maturity or after judgment has been rendered on any obligation under this Agreement, all amounts outstanding under this Agreement, including any unpaid interest, fees, or costs, will at the option of the Lender bear interest at a rate which is 6.0 percentage point(s) higher than the rate of interest otherwise provided under this Agreement. This may result in compounding of interest. This will not constitute a waiver of any default.

5.	CONDITIONS

Before the Lender is required to extend any credit to the Borrower under this Agreement, it must receive any documents and other items it may reasonably require, in form and content acceptable to the Lender, including any items specifically listed below.

5.1	Authorizations. If the Borrower or any guarantor is anything other than a natural person, evidence that the execution, delivery and performance by the Borrower and/or such guarantor of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

5.2	Governing Documents. If required by the Lender, a copy of the Borrower’s organizational documents.

5.3	Guaranties. Guaranties signed by JOSEPH ALAN OBLAS, an individual, GABRIEL CARIMI, an individual, and THEODORE R. CASEY, an individual, jointly and severally (collectively, the “Guarantor”).

5.4	Security Agreements. Signed original security agreements covering the personal property collateral which the Lender requires.

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5.5	Perfection and Evidence of Priority. Evidence that the security interests and liens in favor of the Lender are valid, enforceable, properly perfected in a manner acceptable to the Lender and prior to all others’ rights and interests, except those the Lender consents to in writing. All title documents for motor vehicles which are part of the collateral must show the Lender’s interest.

5.6	Payment of Fees. Payment of all fees and other amounts due and owing to the Lender, including without limitation payment of all accrued and unpaid expenses incurred by the Lender as required by the paragraph entitled “Expenses.”

5.7	Good Standing. Certificates of good standing for the Borrower from its state of formation and from any other state in which the Borrower is required to qualify to conduct its business.

5.8	Legal Opinion. A written opinion from the Borrower’s legal counsel, covering such matters as the Lender may require. The legal counsel and the terms of the opinion must be acceptable to the Lender.

5.9	Subordination Agreement. Borrower agrees that all existing and future debts of Borrower, including stockholder notes (hereinafter collectively referred to as “Subordinated Debt”) shall be and hereby are expressly subordinated to the Indebtedness, and the payment thereof is expressly deferred in right of payment to the prior payment in full of the Indebtedness. For purposes of this Section 5.9, the Indebtedness shall not be deemed paid in full unless and until it has been irrevocably paid in full.

5.10	Insurance. Evidence of insurance coverage, as required in the “Covenants” section of this Agreement.

5.11	Conditions of Credit. In addition to the items required to be delivered to the Lender under the paragraph entitled “Financial Information” in the “Covenants” section of this Agreement, the Borrower will promptly deliver the following to the Lender at such times as may be requested by the Lender:

(a)	A collateral certificate, in form and detail satisfactory to the Lender, summarizing the Borrower’s Eligible Accounts Receivables on which the requested extension of credit is to be based, together with all supporting documentation required by the Lender in order to calculate the Borrowing Base.

(b)	Copies of the invoices or the record of invoices from the Borrower’s sales journal for such Eligible Accounts Receivables and a listing of the names and addresses of the debtors obligated thereunder.

(c)	Copies of the cash receipts journal pertaining to the collateral certificate.

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5.12	Calculation of Borrowing Base. The Borrowing Base will be calculated by the Lender upon receipt of the collateral certificate and all supporting documentation required under this Agreement. The Lender will provide a borrowing base calculation to the Borrower setting forth its determination of the Borrowing Base, which calculation will be conclusive and binding in the absence of manifest error. The Borrowing Base as determined by the Lender will become effective upon calculation by the Lender and will remain in effect until a new Borrowing Base is calculated by the Lender in accordance with this Agreement.

6. REPRESENTATIONS AND WARRANTIES

When the Borrower signs this Agreement, and until the Lender is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewal of these representations and warranties as of the date of the request:

6.1	Formation. If the Borrower is anything other than a natural person, it is duly formed and existing under the laws of the state or other jurisdiction where organized.

6.2	Authorization. This Agreement, and any instrument or agreement required under this Agreement, are within the Borrower’s powers, have been duly authorized, and do not conflict with any of its organizational papers.

6.3	Enforceable Agreement. This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required under this Agreement, when executed and delivered, will be similarly legal, valid, binding and enforceable.

6.4	Good Standing. In each state in which the Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

6.5	No Conflicts. This Agreement does not conflict with any law, agreement, or obligation by which the Borrower is bound.

6.6	Financial Information. All financial and other information that has been or will be supplied to the Lender is sufficiently complete to give the Lender accurate knowledge of the Borrower’s (and any guarantor’s) financial condition, including all material contingent liabilities. Since the date of the most recent financial statement provided to the Lender, there has been no material adverse change in the business condition (financial or otherwise), operations, properties or prospects of the Borrower (or any guarantor). If the Borrower is comprised of the trustees of a trust, the above representations shall also pertain to the trustor(s) of the trust.

6.7	Lawsuits. There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower which, if lost, would impair the Borrower’s financial condition or ability to repay the loan, except as have been disclosed in writing to the Lender.

6.8	Collateral. All collateral required in this Agreement is owned by the grantor of the security interest free of any title defects or any liens or interests of others, except those which have been approved by the Lender in writing.

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6.9	Permits, Franchises. The Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights, copyrights, and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

6.10	Other Obligations. The Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation, except as have been disclosed in writing to the Lender.

6.11	Tax Matters. The Borrower has no knowledge of any pending assessments or adjustments of its income tax for any year and all taxes due have been paid, except as have been disclosed in writing to the Lender.

6.12	No Event of Default. There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

6.13	Insurance. The Borrower has obtained, and maintained in effect, the insurance coverage required in the “Covenants” section of this Agreement.

6.14	ERISA Plans.

(a)	Each Plan (other than a multiemployer plan) is in compliance in all material respects with ERISA, the Code and other federal or state law, including all applicable minimum funding standards and there have been no prohibited transactions with respect to any Plan (other than a multiemployer plan), which has resulted or could reasonably be expected to result in a material adverse effect.

(b)	With respect to any Plan subject to Title IV of ERISA:

(i)	No reportable event has occurred under Section 4043(c) of ERISA which requires notice.

(ii)	No action by the Borrower or any ERISA Affiliate to terminate or withdraw from any Plan has been taken and no notice of intent to terminate a Plan has been filed under Section 4041 or 4042 of ERISA.

(c)	The following terms have the meanings indicated for purposes of this Agreement:

(i)	“Code” means the Internal Revenue Code of 1986, as amended.

(ii)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(iii)	“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code.

(iv)	“Plan” means a plan within the meaning of Section 3(2) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate, including any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.

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6.15	Location of Borrower. The place of business of the Borrower (or, if the Borrower has more than one place of business, its chief executive office) is located at the address listed on the signature page of this Agreement.

7. COVENANTS

The Borrower agrees, so long as credit is available under this Agreement and until the Lender is repaid in full:

7.1	Use of Proceeds. To use the proceeds of the Indebtedness only for working capital.

7.2	Financial Information. To provide the following financial information and statements in form and content acceptable to the Lender, and such additional information as requested by the Lender from time to time. The Lender reserves the right, upon written notice to the Borrower, to require the Borrower to deliver financial information and statements to the Lender more frequently than otherwise provided below, and to use such additional information and statements to measure any applicable financial covenants in this Agreement.

(a)	Tax Returns. As soon as available within thirty (30) days of the applicable filing date for the tax reporting period ended, but in no event later than October 15 of each calendar year, Borrower’s and Guarantors’ Federal and other governmental tax returns including extensions.

(b)	Guarantor Annual Statements. As soon as available, but in no event later than thirty (30) days of the anniversary of the previous year’s statement, Guarantor shall provide a personal financial statement.

(c)	Borrower Annual Statements. Beginning the fiscal year ended 2019, and as soon as available, but in no event later than one hundred fifty (150) days after the end of each fiscal year, Borrower’s audited balance sheet and income statement for the year ended, prepared by an independent certified public accounting firm acceptable to Lender.

(d)	Quarterly Financial Statements of the Borrower. As soon as available, and in any event within thirty (30) days after the end of each fiscal quarter of the Borrower, beginning with the fiscal quarter ending March 31, 2019, a copy of a statement of liquidity of the Borrower with supporting schedules, including but not limited to brokerage and bank statements, at the date and for the periods indicated therein.

(e)

Quarterly Financial Statements of the Guarantor. As soon as available, and in any event within thirty (30) days after the end of each fiscal quarter of each Guarantor, beginning with the fiscal quarter ending March 31, 2019, a copy of a statement of liquidity of each Guarantor with supporting schedules, including but not limited to brokerage and bank statements, at the date and for the periods indicated therein.

(f)	Borrowing Base Certificates. As soon as available, but in no event later than fifteen (15) days after the end of each month, Borrower’s borrowing base certificate, in form and substance acceptable to Lender, with supporting Accounts Receivables Aging, Accounts Payable Aging, and testing analysis file used to calculate attainment.

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7.3	Financial Covenants and Ratios. Minimum Income and Cash Flow Requirements. Other Cash Flow requirements are as follows:

(a)	Debt Service Coverage Ratio. Borrower shall maintain, at all times, a minimum Debt Service Coverage Ratio of 1.25 to 1. The term “Debt Service Coverage Ratio” means Borrower’s Net Profits Before Taxes plus Interest Expense plus Depreciation/Amortization Expense less Dividends/Distributions all divided by Current Maturities of Long Term Debt plus Interest Expense. Deficiency in the ratio to be made whole through capitalization of a reserve account equivalent to the deficiency amount. Notwithstanding the foregoing, Borrower shall maintain a minimum Debt Service Coverage Ratio of (i) 1.00 to 1 for one month ending 09/30/2019, (ii) 1.15 to 1 for one quarter ending 12/31/2019, (iii) 1.25 to 1 for the two quarters ending 03/31/2020, (iv) 1.25 to 1 for the three quarters ending 06/30/2020, (v) 1.25 to 1 for the four quarters ending 9/30/2020, and (vi) 1.25 to 1 for the trailing four quarters thereafter. Provided Borrower meets and maintains subsequent required Debt Service Coverage Ratio, Lender shall release any amounts held in the reserve account.

(b)	Maximum Debt to Tangible Net Worth. Maintain a maximum Debt to Tangible Net Worth of Borrower no greater than 3.5x defined as total liabilities minus subordinated debt divided by Tangible Net Worth plus subordinated debt. As used herein, the term “Tangible Net Worth” means the total net worth less (i) any and all loans, notes receivable, accounts receivable, intercompany receivables, and other indebtedness and amounts owing from affiliates, subsidiaries, employees, officers, stockholders, directors, or other related entities; and less (ii) any and all intangibles. This ratio will be evaluated on a quarterly basis.

(c)	Borrower and each Guarantor shall maintain liquidity of $15,000,000.00 in the aggregate at all times during the Loan, which shall be tested quarterly.

All financial reports required to be provided under this Agreement shall be prepared in accordance with Borrower’s historically utilized accounting principles, applied on a consistent basis, and certified by Borrower as being true and correct.

Promptly upon the Lender’s request, such other books, records, statements, lists of property and accounts, budgets, forecasts or reports as to the Borrower and as to each Guarantor of the Borrower’s obligations to the Lender as the Lender may request.

Except as provided above, all computations made to determine compliance with the requirements contained in this paragraph shall be made in accordance with Borrower’s historically utilized accounting principles, applied on a consistent basis, and certified by Borrower as being true end correct.

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7.4 Insurance.

(a)	General Business Insurance. To maintain insurance satisfactory to the Lender as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of the Borrower’s properties, business interruption insurance, public liability insurance including coverage for contractual liability, product liability and workers’ compensation, and any other insurance which is usual for the Borrower’s business. Each policy shall provide for at least thirty (30) days prior notice to the Lender of any cancellation thereof.

(b)	Evidence of Insurance. Upon the request of the Lender, to deliver to the Lender a copy of each insurance policy, or, if permitted by the Lender, a certificate of insurance listing all insurance in force.

7.5	Compliance with Laws. To comply with the requirements of all laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to cause a material adverse change in any Obligor’s business condition (financial or otherwise), operations or properties, or ability to repay the credit, or, in the case of the Controlled Substances Act, result in the forfeiture of any material property of any Obligor.

7.6	Books and Records. To maintain adequate books and records.

7.7	Audits. To allow the Lender and its agents to inspect the Borrower’s properties and examine, audit, and make copies of books and records at any reasonable time. If any of the Borrower’s properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Lender or its agents to have access to perform inspections or audits and to respond to the Lender’s requests for information concerning such properties, books and records.

7.8	Perfection of Liens. To help the Lender perfect and protect its security interests and liens, and reimburse it for related costs it incurs to protect its security interests and liens.

7.9	Cooperation. To take any action reasonably requested by the Lender to carry out the intent of this Agreement.

7.10	Cash Collateral. The Borrower shall, and shall cause each Guarantor who has pledged cash, accounts, deposit accounts and/or securities accounts (or similar collateral) to secure the obligations under this Agreement to, not open, maintain or otherwise have any deposit or other accounts (including securities accounts) at any bank or other financial institution, or any other account where money or securities are or may be deposited or maintained with any person, other than (a) deposit accounts that are maintained at all times with depositary institutions as to which the Lender shall have received a satisfactory account control agreement, (b) securities accounts that are maintained at all times with financial institutions as to which the Lender shall have received a satisfactory account control agreement, (c) deposit accounts established solely as payroll and other zero balance accounts and such accounts are held with the Lender and (d) other deposit accounts, so long as such accounts are held with the Lender.

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8. DEFAULT AND REMEDIES

If any of the following events of default occurs, the Lender may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice. If an event which, with notice or the passage of time, will constitute an event of default has occurred and is continuing, the Lender has no obligation to make advances or extend additional credit under this Agreement. In addition, if any event of default occurs, the Lender shall have all rights, powers and remedies available under any instruments and agreements required by or executed in connection with this Agreement, as well as all rights and remedies available at law or in equity. If an event of default occurs under the paragraph entitled “Bankruptcy/Receivers,” below, with respect to the Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.

8.1	Failure to Pay. The Borrower fails to make a payment under this Agreement when due.

8.2	Covenants. Any default in the performance of or compliance with any obligation, agreement or other provision contained in this Agreement (other than those specifically described as an event of default in this Article).

8.3	Other Lender Agreements. Any default occurs under any guaranty, subordination agreement, security agreement, deed of trust, mortgage, or other document required by or delivered in connection with this Agreement or any such document is no longer in effect, or any guarantor purports to revoke or disavow the guaranty; or any representation or warranty made by any guarantor is false when made or deemed to be made; or any default occurs under any other agreement the Borrower (or any Obligor) or any of the Borrower’s related entities or affiliates has with the Lender or any affiliate of the Lender.

8.4	Cross-default. Any default occurs under any agreement in connection with any credit the Borrower (or any Obligor) or any of the Borrower’s related entities or affiliates has obtained from anyone else or which the Borrower (or any Obligor) or any of the Borrower’s related entities or affiliates has guaranteed.

8.5	False Information. The Borrower or any Obligor has given the Lender false or misleading information or representations.

8.6	Bankruptcy/Receivers. The Borrower, any Obligor, or any general partner of the Borrower or of any Obligor files a bankruptcy petition, a bankruptcy petition is filed against any of the foregoing parties and such petition is not dismissed within a period of forty-five (45) days after the filing, or the Borrower, any Obligor, or any general partner of the Borrower or of any Obligor makes a general assignment for the benefit of creditors; or a receiver or similar official is appointed for a substantial portion of Borrower’s or any Obligor’s business; or the business is terminated, or such Obligor is liquidated or dissolved.

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8.7	Lien Priority. The Lender fails to have an enforceable first lien (except for any prior liens to which the Lender has consented in writing) on or security interest in any property given as security for this Agreement (or any guaranty).

8.8	Judgments. Any notice of judgment lien is file against the Borrower or any Obligor; or a notice of levy and/or of a writ of attachment or execution, or other like process, is served against the assets of the Borrower or any Obligor.

8.9	Death. If the Borrower or any Obligor is a natural person, the Borrower or such Obligor dies or becomes legally incompetent; if the Borrower or any Obligor is a trust, a trustor dies or becomes legally incompetent; if the Borrower or any Obligor is a partnership, any general partner dies or becomes legally incompetent.

8.10	Material Adverse Change. A material adverse change occurs, or is reasonably likely to occur, in the Borrower’s (or any Obligor’s) business condition (financial or otherwise), operations or properties, or ability to repay the credit; or the Lender determines that it is insecure for any other reason.

8.11	Government Action. Any government authority takes action that the Lender believes materially adversely affects the Borrower’s or any Obligor’s financial condition or ability to repay.

8.12	Forfeiture. A judicial or nonjudicial forfeiture or seizure proceeding is commenced by a government authority and remains pending with respect to any property of Borrower or any part thereof, on the grounds that the property or any part thereof had been used to commit or facilitate the commission of a criminal offense by any person, including any tenant, pursuant to any law, including under the Controlled Substances Act or the Civil Asset Forfeiture Reform Act, regardless of whether or not the property shall become subject to forfeiture or seizure in connection therewith.

8.13	Borrowing Base. If any of the credit covered by this Agreement is subject to an agreement to maintain a borrowing base, the terms of such agreement are breached and the Borrower fails to cure such breach by the expiration of any applicable cure period.

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9. ENFORCING THIS AGREEMENT; MISCELLANEOUS

Accounting Principles and Financial Computations.

Except as otherwise stated in this Agreement, all financial information provided to the Lender and computation of all financial covenants will be made in accordance with accounting principles applied consistently with those applied in the preparation of the financial statements provided to the Lender prior to the date of this Agreement, and shall specifically exclude any upward revaluation of assets (other than marketable securities) after the date of those financial statements.

9.1	Governing Law. Except to the extent that any law of the United States may apply, this Agreement shall be governed and interpreted according to the laws of Texas (the “Governing Law State”), without regard to any choice of law, rules or principles to the contrary. Nothing in this paragraph shall be construed to limit or otherwise affect any rights or remedies of the Lender under federal law.

9.2	Venue and Jurisdiction. The Borrower agrees that any action or suit against the Lender arising out of or relating to this Agreement shall be filed in federal court or state court located in the Governing Law State. The Borrower agrees that the Lender shall not be deemed to have waived its rights to enforce this section by filing an action or suit against the Borrower in a venue outside of the Governing Law State. If the Lender does commence an action or suit arising out of or relating to this Agreement, the Borrower agrees that the case may be filed in federal court or state court in the Governing Law State. The Lender reserves the right to commence an action or suit in any other jurisdiction where the Borrower, any Guarantor, or any collateral has any presence or is located. The Borrower consents to personal jurisdiction and venue in such forum selected by the Lender and waives any right to contest jurisdiction and venue and the convenience of any such forum. The provisions of this section are material inducements to the Lender’s acceptance of this Agreement.

9.3	Successors and Assigns. This Agreement is binding on the Borrower’s and the Lender’s successors and assignees. The Borrower agrees that it may not assign this Agreement without the Lender’s prior consent. The Lender may sell participations in or assign this loan and the related loan documents, and may exchange information about the Borrower and any Obligor (including, without limitation, any information regarding any hazardous substances) with actual or potential participants or assignees.

9.4	Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER DOCUMENTS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION AND (c) CERTIFIES THAT THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE.

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9.5	Severability; Waivers. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Lender retains all rights, even if it makes a loan after default. If the Lender waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

9.6	Returned Merchandise. Until the Lender exercises its rights to collect the accounts receivable as provided under any security agreement required under this Agreement, the Borrower may continue its present policies for returned merchandise and adjustments. Credit adjustments with respect to returned merchandise shall be made immediately upon receipt of the merchandise by the Borrower or upon such other disposition of the merchandise by the debtor in accordance with the Borrower’s instructions. If a credit adjustment is made with respect to any Acceptable Receivable, the amount of such adjustment shall no longer be included in the amount of such Acceptable Receivable in computing the Borrowing Base.

9.7 Expenses.

(a)	The Borrower shall pay to the Lender immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees, expended or incurred by the Lender in connection with (i) the negotiation and preparation of this Agreement and any related agreements, the Lender’s continued administration of this Agreement and such related agreements, and the preparation of any amendments and waivers related to this Agreement or such related agreements, (ii) filing, recording and search fees, appraisal fees, field examination fees field examinations by 3rd party vendors and inspectors, title report fees, and documentation fees with respect to any collateral and books and records of the Borrower or any Obligor, (iii) the Lender’s costs or losses arising from any changes in law which are allocated to this Agreement or any credit outstanding under this Agreement, and (iv) costs or expenses required to be paid incurred or advanced by the Lender.

(b)	The Borrower will indemnify and hold the Lender harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (i) this Agreement or any document required hereunder, (ii) any credit extended or committed by the Lender to the Borrower hereunder, and (iii) any litigation or proceeding related to or arising out of this Agreement, any such document, or any such credit, including, without limitation, any act resulting from the Lender complying with instructions the Lender reasonably believes are made by any Authorized Individual. This paragraph will survive this Agreement’s termination, and will benefit the Lender and its officers, employees, and agents.

Loan Agreement – Page 13

(c)	The Borrower shall reimburse the Lender for any reasonable costs and attorneys’ fees incurred by the Lender in connection with (i) the enforcement or preservation of the Lender’s rights and remedies and/or the collection of any obligations of the Borrower which become due to the Lender and in connection with any “workout” or restructuring, and (ii) the prosecution or defense of any action in any way related to this Agreement, the credit provided hereunder or any related agreements, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by the Lender or any other person) relating to the Borrower or any other person or entity.

9.8	Individual Liability. If the Borrower is a natural person, the Lender may proceed against the Borrower’s business and non-business property in enforcing this and other agreements relating to this loan. If the Borrower is a partnership, the Lender may proceed against the business and non-business property of each general partner of the Borrower in enforcing this and other agreements relating to this loan.

9.9	Set-Off. Upon and after the occurrence of an event of default under this Agreement, (a) the Borrower hereby authorizes the Lender at any time without notice and whether or not the Lender shall have declared any amount owing by the Borrower to be due and payable, to set off against, and to apply to the payment of, the Borrower’s indebtedness and obligations to the Lender under this Agreement and all related agreements, whether matured or unmatured, fixed or contingent, liquidated or unliquidated, any and all amounts owing by the Lender to the Borrower, and in the case of deposits, whether general or special (except trust and escrow accounts), time or demand and however evidenced, and (b) pending any such action, to hold such amounts as collateral to secure such indebtedness and obligations of the Borrower to the Lender and to return as unpaid for insufficient funds any and all checks and other items drawn against any deposits so held as the Lender, in its sole discretion, may elect. The Borrower hereby grants to the Lender a security interest in all deposits and accounts maintained with the Lender to secure the payment of all such indebtedness and obligations of the Borrower to the Lender.

9.10	One Agreement. This Agreement and any related security or other agreements required by this Agreement constitute the entire agreement between the Borrower and the Lender with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

9.11	Notices. Unless otherwise provided in this Agreement or in another agreement between the Lender and the Borrower, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or sent by facsimile to the fax numbers listed on the signature page, or to such other addresses as the Lender and the Borrower may specify from time to time in writing. Notices and other communications shall be effective (i) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, (ii) if telecopied, when transmitted, or (iii) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered.

Loan Agreement – Page 14

9.12	Headings. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

9.13	Counterparts. This Agreement may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement. Delivery of an executed counterpart of this Agreement (or of any agreement or document required by this Agreement and any amendment to this Agreement) by telecopy or other electronic imaging means shall be as effective as delivery of a manually executed counterpart of this Agreement; provided, however, that the telecopy or other electronic image shall be promptly followed by an original if required by the Lender.

9.14	Borrower Information; Reporting to Credit Bureaus. The Borrower authorizes the Lender at any time to verify or check any information given by the Borrower to the Lender, check the Borrower’s credit references, verify employment, and obtain credit reports and other credit bureau information from time to time in connection with the administration, servicing and collection of the loans under this Agreement. The Borrower agrees that the Lender shall have the right at all times to disclose and report to credit reporting agencies and credit rating agencies such information pertaining to the Borrower and/or all guarantors as is consistent with the Lender’s policies and practices from time to time in effect.

9.15	Document Receipt Cut-Off Date. Unless this Agreement and any documents required by this Agreement have been signed and returned to the Lender within sixty (60) days after the date of this Agreement (the “Document Receipt Cut-Off Date”), the Lender shall have the right to notify the Borrower in writing that the Lender’s commitment to extend credit under this Agreement has expired. If the executed Agreement and accompanying loan documents are received after the Document Receipt Cut-Off Date, the Lender shall have a reasonable period of time after receipt of the executed Agreement and accompanying loan documents to provide such notice.

9.16	Amendments. This Agreement may be amended or modified only in writing signed by each party hereto.

9.17	Disposition of Schedules and Reports. The Lender will not be obligated to return any schedules, invoices, statements, budgets, forecasts, reports or other papers delivered by the Borrower. The Lender will destroy or otherwise dispose of such materials at such time as the Lender, in its discretion, deems appropriate.

9.18	Verification of Receivables. The Lender may at any time, either orally or in writing, request confirmation from any debtor of the current amount and status of the accounts receivable upon which such debtor is obligated.

9.19	Waiver of Confidentiality. The Borrower authorizes the Lender to discuss the Borrower’s financial affairs and business operations with any accountants, auditors, business consultants, or other professional advisors employed by the Borrower, and authorizes such parties to disclose to the Lender such financial and business information or reports (including management letters) concerning the Borrower as the Lender may request.

9.20	NOTICE OF FINAL AGREEMENT.

THIS WRITTEN LOAN AGREEMENT AND THE LOAN DOCUMENTS EXECUTED IN CONNECTION HEREWITH REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

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Loan Agreement – Page 15

This Agreement is executed as of the date stated at the top of the first page.

LENDER:

ORIGIN BANK,
a Louisiana State Bank

By:
Name:	Chris Hamilton
Title:	SVP

[Signatures continued on next page.]

Schedule A, Loan Fees – Page 1

BORROWER:

STRYVE FOODS, LLC,
a Texas limited liability company

By:
Name:	Joseph Alan Oblas
Title:	Manager

Schedule A, Loan Fees – Page 2

SCHEDULE A FEES

SCHEDULE A

FEES

(a) Origination Fee for Line of Credit Loan. Borrower will pay to Lender the sum of Three Thousand and NO/100 Dollars ($3,000.00) at the date of closing.

(b) Waiver Fee. If the Lender, at its discretion, agrees to waive or amend any terms of this Agreement, then the Borrower will pay to Lender the sum of______________________________ and NO/100 Dollars ($_________________ .00) or one percent (1%) of the commitment for each waiver or amendment. Nothing in this paragraph shall imply that the Lender is obligated to agree to any waiver or amendment requested by the Borrower. The Lender may impose additional requirements as a condition to any waiver or amendment.

(c) Late Fee. To the extent permitted by law, the Borrower agrees to pay a late fee in an amount not to exceed five percent (5%) of any payment that is more than fifteen (15) days late. The imposition and payment of a late fee shall not constitute a waiver of the Lender’s rights with respect to the default.